UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

First Data Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-11073

Delaware	47-0731996
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

225 Liberty Street, 29th Floor

New York, New York 10281
(Address of principal executive offices, including zip code)

(800) 735-3362

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒                                  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018

Section 1 — Conflict Minerals Disclosure

Item 1.01                                           Conflict Minerals Disclosure and Report

A copy of First Data Corporation’s Conflict Minerals Report for the reporting period January 1, 2018 to December 31, 2018 is provided as Exhibit 1.01 to this Form SD and is publically available at www.firstdata.com under “Investor Relations,” “Corporate Governance,” and “Conflict Minerals Report.”

Item 1.02                                           Exhibit

As required by Item 1.01 of this Form SD, a Conflict Minerals Report has been filed as Exhibit 1.01 to this Form SD.

Section 2 — Exhibits

Item 2.01                                           Exhibits

The following exhibit is filed as part of this Form SD:

Exhibit 1.01 — Conflict Minerals Report for the reporting period January 1, 2018 to December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DATA CORPORATION

By:	/s/ Adam Rosman
Adam Rosman
Executive Vice President, General Counsel and Secretary

Date: May 30, 2019